                                                                 EXHIBIT d(1)(c)


                                 AMENDMENT NO. 2
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of July 1, 2002, amends the Master Investment Advisory Agreement (the "Agreement"), dated September 11, 2000, between AIM Advisor Funds, a Delaware business trust, and A I M Advisors, Inc., a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to reflect the name change of AIM International Value Fund to AIM International Core Equity Fund;

         NOW, THEREFORE, the parties agree as follows;

         1. Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

                                   "APPENDIX A
                            FUNDS AND EFFECTIVE DATES



NAME OF FUND                              EFFECTIVE DATE OF ADVISORY AGREEMENT
------------                              ------------------------------------

AIM International Core Equity Fund              September 11, 2000

AIM Real Estate Fund                            September 11, 2000

                                   APPENDIX B
                           COMPENSATION TO THE ADVISOR




         The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                       AIM INTERNATIONAL CORE EQUITY FUND

NET ASSETS                                                        ANNUAL RATE
----------                                                        -----------

All Assets........................................................   1.00%


                              AIM REAL ESTATE FUND

NET ASSETS                                                       ANNUAL RATE
----------                                                       -----------

All Assets........................................................   0.90%"


         2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.


                                     AIM ADVISOR FUNDS


Attest:   /s/ Lisa A. Moss           By:   /s/ Robert H. Graham
       ----------------------------      ----------------------------------
           Assistant Secretary                 Robert H. Graham
                                               President

(SEAL)
                                    A I M ADVISORS, INC.


Attest:   /s/ Lisa A. Moss           By:   /s/ Robert H. Graham
       ----------------------------      ----------------------------------
           Assistant Secretary                 Robert H. Graham
                                               President

(SEAL)